EXHIBIT 99.1


   First Consulting Group (FCG) Reports First-Quarter 2007 Results


    LONG BEACH, Calif.--(BUSINESS WIRE)--May 3, 2007--FCG (NASDAQ:
FCGI), a leading provider of outsourcing, consulting and systems implementation and integration services and proprietary software to the health-related industries, today reported financial results for the first quarter ended March 30, 2007.

    For the first quarter of 2007, revenues before out-of-pocket reimbursements ("net revenues") were $66.9 million, up slightly from $66.7 million in both the fourth quarter of 2006 and the first quarter of 2006.

    Net income was $3.7 million, or $0.13 per diluted share, for the first quarter of 2007, compared to net income of $5.1 million, or $0.19 per diluted share, for the fourth quarter of 2006, and net income of $4.5 million, or $0.18 per diluted share, for the first quarter of 2006. FCG indicated that it recorded a tax provision of 26% in the first quarter of 2007 compared to a tax provision of 7.5% in fiscal year 2006. The Company expects to exhaust its net operating loss carryforwards during the course of fiscal year 2007, which is causing the increase in the 2007 full year estimated tax rate to the 26% level. The Company also indicated that the weighted average number of shares used in computing earnings per diluted share has increased approximately 10% from 24.9 million shares in the first quarter of 2006 to 27.5 million shares in the first quarter of 2007, an increase that is primarily due to stock option exercises that have occurred during the last year.

    Total cash and investments increased to $69.7 million at the end of the first quarter of 2007 from $63.5 million at the end of 2006, an increase of $6.2 million during the quarter. FCG continues to have no debt.

    Larry Ferguson, FCG's chief executive officer, said, "As we indicated in our fourth-quarter earnings release in mid-March, we continue to operate our business units profitably while investing responsibly in sales and building a growth culture, particularly in our healthcare businesses. During the first quarter, we continued to evaluate our business models and made good progress on initiatives that we believe will build sustained, long-term stockholder value. We are heavily focused on increasing our pipelines of new and follow-on business and driving operational efficiencies in each of our businesses. We continue to look for our investments and efforts to produce benefits starting in the second half of 2007."

    Outlook

    FCG expects revenues for the second quarter of 2007 to be in the range of $66 million to $68 million with continued operating profitability and positive cash flow. The level of profitability in the second quarter of 2007 is currently expected to be similar to the first quarter of 2007.

    First-Quarter 2007 Conference Call

    FCG will hold a teleconference hosted by Larry Ferguson, chief executive officer, and Tom Watford, executive vice president, chief operating officer and chief financial officer, to discuss the financial results and future plans and prospects. Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:45 p.m. PDT (4:45 p.m. EDT) today. To participate in the teleconference, approximately 10 minutes prior to the above start time, please call 877-574-8878 (toll-free) (or 706-634-6364 for international callers) and reference "FCG." You may also listen to the teleconference live via the Internet at www.fcg.com (click on the "Investor Relations" link) or www.earnings.com. These web sites will host an archive of the call. Additionally, a telephone playback will be available beginning at 4:45 p.m. PDT on May 3 through 9 p.m. PDT on May 10. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 6286214.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration services and proprietary software products for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services and proprietary software products increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of First Consulting Group, Inc. These risks and uncertainties include:
(a) FCG's ability to build its pipeline of potential business and close new business at a level sufficient for FCG to maintain or grow revenues; (b) clients canceling, modifying or delaying current or prospective engagements with FCG for any reason; (c) FCG's ability to manage client expectations, service levels and profitability on its outsourcing accounts and projects; (d) the ability of FCG's management team to manage a diverse group of business units, and the ability of new business unit leads in Health Delivery Services and Health Delivery Outsourcing to improve sales effectiveness and maintain and grow profitability; and (e) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.



First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
 (in thousands except per share data)

                                                      3 Months Ended
                                                     -----------------
                                                     Mar 30,  Mar 31,
                                                       2007     2006
                                                     -------- --------

Revenues before reimbursements (net revenues)        $66,915  $66,686
Reimbursements                                         3,374    3,779
                                                     -------- --------
     Total revenues                                   70,289   70,465

Cost of services before reimbursable expenses         49,597   48,593
Reimbursable expenses                                  3,374    3,779
                                                     -------- --------
     Total cost of services                           52,971   52,372

                                                     -------- --------
     Gross profit                                     17,318   18,093

Selling expenses                                       4,022    4,379
General and administrative expenses                    9,179    9,175
                                                     -------- --------
     Operating income                                  4,117    4,539
Interest income, net                                     848      338
Other expense, net                                       (26)     (15)
                                                     -------- --------
     Income before income taxes                        4,939    4,862
Income tax provision                                   1,284      340
                                                     -------- --------
     Net income                                       $3,655   $4,522
                                                     ======== ========

Basic and Diluted EPS:
     Basic net income                                  $0.14    $0.18
     Diluted net income                                 0.13     0.18

Basic weighted avg. shares                            26,557   24,705
Diluted weighted avg. shares                          27,501   24,910




First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
 (in thousands except per share data)

                                                     Mar 30,  Dec 29,
                                                      2007     2006
                                                     -------- --------

Cash, cash equivalents, and investments              $69,658  $63,497
Accounts receivable, net                              22,770   20,559
Unbilled receivables                                  15,558   12,252
Current assets                                       112,149  100,279
Total assets                                         162,574  151,493
Current liabilities                                   36,906   29,958
Long-term debt                                             -        -
Total stockholders' equity                           116,612  111,342





Selected Business Metrics

                                     Q1     Q4     Q3     Q2     Q1
                                     2007   2006   2006   2006   2006
                                    ------ ------ ------ ------ ------

Revenues before reimbursements (net
 revenues) ($ in millions)           66.9   66.7   65.2   65.5   66.7
Out-of-pocket reimbursements ($ in
 millions)                            3.4    3.1    3.3    3.5    3.8
  Total revenues ($ in millions)     70.3   69.8   68.5   69.0   70.5
Gross margin %                       25.9   27.5   27.9   28.1   27.1
Selling expense %                     6.0    5.8    6.2    6.2    6.6
General and admin expense %          13.7   14.5   13.7   14.2   13.8
Operating income %                    6.2    7.2    8.0    7.8    6.8
Utilization %                        74.3   75.6   78.7   80.3   80.3
Total associates                    2,696  2,716  2,612  2,391  2,394
Billable associates                 1,603  1,625  1,553  1,345  1,342
Outsourcing associates                738    745    733    727    746
Days sales outstanding                 31     28     34     39     39





Delivery Units Selected Financial Metrics

Health Delivery Services             Q1     Q4     Q3     Q2     Q1
                                     2007   2006   2006   2006   2006
Revenues before reimbursements (net
 revenues)
($ in millions)                      14.6   14.1   14.2   15.0   16.5
Out-of-pocket reimbursable expenses
 ($ in millions)                      2.2    2.0    2.0    2.2    2.5
Total revenues ($ in millions)       16.8   16.1   16.2   17.2   19.0
Gross margin %                       34.8   38.6   41.4   38.2   38.6
Utilization %                        75.4   78.6   78.9   75.6   80.2
Billable associates                   200    205    196    199    205
Total associates                      216    219    215    219    225


Health Delivery Outsourcing          Q1     Q4     Q3     Q2     Q1
                                     2007   2006   2006   2006   2006
Revenues before reimbursements (net
 revenues)
($ in millions)                      28.3   27.9   26.9   26.8   27.4
Out-of-pocket reimbursable expenses
 ($ in millions)                        -      -      -      -      -
Total revenues ($ in millions)       28.3   27.9   26.9   26.8   27.4
Gross margin %                       11.1   12.7   13.3   14.0   12.3
Total associates                      641    644    634    631    646


Health Plan                          Q1     Q4     Q3     Q2     Q1
                                     2007   2006   2006   2006   2006
Revenues before reimbursements (net
 revenues)
($ in millions)                       8.3    8.6    8.1    7.4    6.8
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.8    0.9    0.9    0.9    0.9
Total revenues ($ in millions)        9.1    9.5    9.0    8.3    7.7
Gross margin %                       28.0   26.3   24.6   28.4   33.3
Utilization %                        81.8   86.5   91.2   87.1   91.3
Billable associates                    69     74     76     60     61
Total associates                       94     99    100     85     86


Life Sciences                        Q1     Q4     Q3     Q2     Q1
                                     2007   2006   2006   2006   2006
Revenues before reimbursements (net
 revenues)
($ in millions)                       8.7    8.1    8.2    8.3    7.7
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.1    0.1    0.1    0.2    0.2
Total revenues ($ in millions)        8.8    8.2    8.3    8.5    7.9
Gross margin %                       56.8   58.5   49.4   45.5   38.8
Utilization %                        71.8   74.7   69.2   70.0   68.2
Billable associates                   103     92     95    103    109
Total associates                      131    116    120    123    130


Software Services                    Q1     Q4     Q3     Q2     Q1
                                     2007   2006   2006   2006   2006
Revenues before reimbursements (net
 revenues)
($ in millions)                       6.5    7.2    7.2    6.8    6.6
Out-of-pocket reimbursable expenses
 ($ in millions)                      0.1    0.1    0.1    0.1    0.1
Total revenues ($ in millions)        6.6    7.3    7.3    6.9    6.7
Gross margin %                       27.5   35.8   36.1   41.4   38.0
Utilization %                        83.3   81.3   86.2   85.9   86.1
Billable associates                    46     47     47     41     37
Total associates                       55     56     55     50     46


Shared Services Centers              Q1     Q4     Q3     Q2     Q1
                                     2007   2006   2006   2006   2006
Utilization %                        73.6   74.4   78.6   82.1   81.0
Billable associates                 1,179  1,202  1,131    929    913
Outsourcing associates                 79     83     81     78     81
Total associates                    1,409  1,426  1,332  1,122  1,099



    CONTACT: FCG
             Larry Ferguson, CEO
             562-624-5220
             or
             Tom Watford, EVP, COO and CFO
             562-624-5222